Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 4 TO THIRD AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 4 TO THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of March 21, 2014 (this “Amendment”), is by and among:

(a) Tenneco Automotive RSA Company, a Delaware corporation (“Seller”),

(b) Tenneco Automotive Operating Company Inc., a Delaware corporation (“Tenneco Operating”), as Servicer (the “Servicer” and, together with Seller, the “Seller Parties”),

(c) Chariot Funding LLC (as successor by merger to Falcon Asset Securitization Company LLC), a Delaware limited liability company (“Chariot”), and Liberty Street Funding LLC, a Delaware limited liability company, as Conduits (each, a “Conduit”),

(d) The entities party hereto as “Committed Purchasers” (the “Committed Purchasers” and together with the Conduits, the “Purchasers”),

(e) The Bank of Nova Scotia (“Scotiabank”), Wells Fargo Bank, N.A. (“Wells Fargo”) and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Co-Agents (each a “Co-Agent”), and

(f) JPMorgan, in its capacity as administrative agent under the Receivables Purchase Agreement (as defined below) (in such capacity, together with its successors and assigns, the “Administrative Agent” and, together with each of the Co-Agents, the “Agents”), and consented to by Wells Fargo, as Second Lien Agent under the Intercreditor Agreement (as defined below) (in such capacity, together with its successors and assigns, the “Second Lien Agent”).

W I T N E S S E T H :

WHEREAS, Seller, Servicer, the Purchasers, the Co-Agents and the Administrative Agent are parties to that certain Third Amended and Restated Receivables Purchase Agreement dated as of March 26, 2010 (as heretofore amended, the “Receivables Purchase Agreement”);

WHEREAS, Seller, Servicer, the Administrative Agent, as First Lien Agent, and the Second Lien Agent are parties to that certain Intercreditor Agreement dated as of March 26, 2010 (as heretofore amended, the “Intercreditor Agreement”);

WHEREAS, the parties wish to amend the Receivables Purchase Agreement and extend the facility evidenced thereby on the terms and subject to the conditions set forth herein; and

WHEREAS, the Purchasers and Agents are willing to agree to, and the Second Lien Agent is willing to consent to, such amendments and extension subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have their meanings as attributed to such terms in the Receivables Purchase Agreement.

2. Amendments. Upon satisfaction of the conditions precedent set forth in Section 3 hereof, the Receivables Purchase Agreement is hereby amended as of the Effective Date as follows:

(a) Clause (d) of the preamble to the Receivables Purchase Agreement is amended and restated in its entirety to read as follows:

“(d) Chariot Funding LLC, a Delaware limited liability company, and its assigns hereunder (collectively, the “Chariot Committed Purchasers” and, together with Chariot in its capacity as Conduit, the “Chariot Group”), The Bank of Nova Scotia, a Canadian chartered bank (“Scotiabank”), and its assigns hereunder (collectively, the “Liberty Street Committed Purchasers” and, together with Liberty Street, the “Liberty Street Group”) and Wells Fargo Bank, N.A., a national banking association (“Wells Fargo”), and its assigns hereunder (collectively, the “Wells Fargo Committed Purchasers” or the “Wells Fargo Group”),

(b) Section 3.1 of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Section 3.1 CP Costs. Seller shall pay CP Costs with respect to the Capital funded by any Conduit or Committed Purchaser through issuing Commercial Paper for each day that any such Capital is outstanding. Capital funded by a Conduit substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share such Capital represents in relation to all assets held by such Conduit and funded substantially with related Pooled Commercial Paper.”

(c) Section 4.1 of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Section 4.1 Committed Purchaser Funding. Any portion of the Capital funded by the Committed Purchasers in a Group that has not been funded through the issuance of Commercial Paper, shall accrue Yield for each day during each Tranche Period at either the LIBO Rate, the Transaction Rate or the Prime Rate in accordance with the terms and conditions hereof. Until Seller gives notice to the applicable Co-Agent of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any interest in a Purchaser Interest transferred to the Committed Purchasers in a Group by the applicable Conduit pursuant to the terms and conditions of any Liquidity Agreement shall be (i) with respect to any Group other than the Chariot Group, the Prime Rate; provided that, the applicable Co-Agent for such Group has provided the Seller with written notice of such transfer as of the date of such transfer; and (ii) with respect to the Chariot Group or any other Group that fails to provide written notice of such transfer in accordance with the preceding clause (i), the LIBO Rate. If the Committed Purchasers in a Group acquire by assignment from the applicable Conduit any interest in a Purchaser Interest pursuant to a Liquidity Agreement, Capital allocable to each interest so assigned shall each be deemed to have a new Tranche Period commencing on the date of any such assignment.”

(d) Section 4.6 of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Section 4.6 Liquidity Agreement Fundings.

(a) The parties hereto acknowledge that each Conduit may assign all or any portion of its Purchaser Interests to the Committed Purchasers in its Group at any time pursuant to its Liquidity Agreement to finance or refinance the necessary portion of its Purchaser Interests through a funding under such Liquidity Agreement to the extent available. The fundings under each Liquidity Agreement will accrue Yield in accordance with this Article IV. Regardless of whether a funding of Purchaser Interests by Committed Purchasers constitutes the direct purchase of an interest in Purchaser Interests hereunder, an assignment under the applicable Liquidity Agreement of an interest in Purchaser Interests originally funded by a Conduit or the sale of one or more participations or other interests under such Liquidity Agreement of an interest in a Purchaser Interest originally funded by a Conduit, each Committed Purchaser participating in a funding of an interest in Purchaser Interests shall have the rights and obligations of a “Purchaser” hereunder with the same force and effect as if it had directly purchased such interest from Seller hereunder.

(b) The Chariot Group Committed Purchaser and the Chariot Agent, represent and warrant that they are parties to the Chariot Liquidity Agreement relating to the Purchaser Interests, under which JPMorgan Chase as an “APA Bank” under the Chariot Liquidity Agreement has issued a “Commitment” to the Committed Purchaser to purchase the Purchaser Interest (or any portion thereof or interests therein), or make limited recourse loans in respect of the Purchaser Interest in at least all circumstances in which the Chariot Committed Purchaser is required to make any purchase hereunder. Each of the Chariot Conduit and Chariot Committed Purchaser agrees that, to the extent the Chariot Committed Purchaser is unable to purchase all or any portion of the Chariot Group’s Percentage of a Purchase Price specified in a Purchase Notice delivered in accordance with Section 1.2 (the “Purchase Deficit”) through the issuance of Commercial Paper, it will enforce its rights under the Chariot Liquidity Agreement against the APA Bank in order to fund such Purchase Deficit. The Chariot Agent agrees that (A) to the extent the Chariot Committed Purchaser is unable to purchase such Purchase Deficit through the issuance of Commercial Paper, it will cause the Chariot Conduit and the Chariot Committed Purchaser to enforce their rights under the Chariot Liquidity Agreement against the APA Bank in order to fund such Purchase Deficit, (B) it will ensure that all times that its Commitment will be supported in full by a “Commitment” from the APA Bank under the Chariot Liquidity Agreement and (C) it will ensure that Chariot will not enter into an asset purchase agreement with another APA Bank without the consent of the Seller (which consent will not be unreasonably withheld). The Chariot Agent agrees to notify the Seller at least thirty (30) days prior to the effective date of any proposed amendment, supplement or modification to the Chariot Liquidity Agreement that would adversely affect the interests of the Seller.”

(e) Section 5.1(p) of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(p) Not an Investment Company. Such Seller Party is not and, will not as a result of the transactions contemplated hereby be, required to register as an “investment company” under the Investment Company Act of 1940, as amended, without reliance on the exceptions contained in Sections 3(c)(1) or 3(c)(7) thereunder unless such Seller Party is entitled to the benefit of the exclusion for loan securitizations in the Volcker Rule under C.F.R. 75.10(c)(8).”

(f) Section 5.1(y)(ii) of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) Such Seller Party has implemented and maintains in effect policies and procedures designed to reasonably ensure compliance by such Seller Party and its Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Seller Party, its Subsidiaries and, to the knowledge of such Seller Party, such Seller Party’s directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) such Seller Party, its Subsidiaries or, to the knowledge of such Seller Party, any of such Seller Party’s directors, officers or employees, or (b) to the knowledge of such Seller Party, any agent of such Seller Party or any Subsidiary that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. No Incremental Purchase, use of proceeds or other transaction by such Seller Party contemplated by this Agreement will, to such Seller Party’s knowledge, violate Anti-Corruption Laws or applicable Sanctions.”

(g) Section 7.1 of the Receivables Purchase Agreement is hereby amended by adding the following clause (m) immediately following clause (l) thereof:

“(m) Anti-Corruption Laws. Such Seller Party will maintain in effect and enforce policies and procedures designed to reasonably ensure compliance by such Seller Party and each of its Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”

(h) Section 7.2 of the Receivables Purchase Agreement is hereby amended by adding the following clause (k) immediately following clause (j) thereof:

“(k) Anti-Corruption Laws. The Seller will not request any Incremental Purchase, and none of the Seller Parties shall use, and shall use commercially reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Incremental Purchase (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) to any Seller Party’s knowledge for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that, to the knowledge of any Seller Party, would result in the violation of any Sanctions applicable to any party hereto.”

(i) The first sentence of Section 10.1 of the Receivables Purchase Agreement is hereby amended by replacing the word “taxes” with the defined term “Taxes”.

(j) Section 10.1(c) of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Excluded Taxes;”

(k) The first sentence of Section 10.2 of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“If any Regulatory Change, except for (a) changes in the rate of tax on the overall net income of a Purchaser or Affected Entity or (b) taxes excluded by Section 10.1, (i) subjects any Purchaser or any Affected Entity to any charge or withholding on or with respect to this

Agreement or any other Funding Agreement or a Purchaser’s or Affected Entity’s obligations under this Agreement or any other Funding Agreement, or on or with respect to the Receivables or (ii) imposes, modifies or deems applicable any reserve, assessment, fee, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of an Affected Entity or a Purchaser, or credit extended by an Affected Entity or a Purchaser pursuant to this Agreement or any other Funding Agreement (except the reserve requirement reflected in the LIBO Rate) or (iii) imposes any other condition affecting this Agreement or any Funding Agreement and the result of any of the foregoing is to increase the cost to an Affected Entity or a Purchaser of performing its obligations under this Agreement or any other Funding Agreement, or to reduce the rate of return on an Affected Entity’s or Purchaser’s capital as a consequence of its obligations under this Agreement or any other Funding Agreement, or to reduce the amount of any sum received or receivable by an Affected Entity or a Purchaser under this Agreement or any other Funding Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it then, on the forty-fifth (45th) day after demand by the related Co-Agent, Seller shall pay to such Co-Agent, for the benefit of the relevant Affected Entity or Purchaser, such amounts charged to such Affected Entity or Purchaser or such amounts to otherwise compensate such Affected Entity or such Purchaser for such increased cost or such reduction; provided, that solely in the case of a Regulatory Change of the type described in clause (iii) of the definition thereof, Seller shall only be liable for amounts in respect of increased costs or reduced returns for the period of up to ninety (90) days prior to the date on which such demand was made.”

(l) The Receivables Purchase Agreement is hereby amended by adding the following Section 10.4 immediately following Section 10.3 thereof:

“Section 10.4 Taxes

(a) Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Seller) requires the deduction or withholding of any Tax from any such payment by the Seller, then the Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 10.4) the applicable Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Seller shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the written request of the applicable Indemnified Party timely reimburse it for the payment of, any Other Taxes.

(c) The Seller shall indemnify each Indemnified Party, on the first Monthly Payment Date which is at least 45 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 10.4) payable or paid by such Indemnified Party or required to be withheld or deducted from a payment to such Indemnified Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Administrative Agent and each Co-Agent will promptly notify the Seller of any event of which it has knowledge, which will entitle it or any Funding Source in its Group to compensation pursuant to this Section 10.4; provided, however, that failure of any Indemnified Party to demand indemnification for any Taxes shall not constitute a waiver of such right to indemnification, except that the Seller shall not be required to indemnify an Indemnified Party for Taxes under this Section 10.4 unless such Indemnified Party notifies the Seller of such claim no later than 45 days after such Indemnified Party has knowledge of such Taxes being imposed or arising. Any notice claiming compensation under this Section 10.4 shall set forth in reasonable detail the additional amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error. Absent manifest error, the Seller shall be obligated to any claim for tax indemnity promptly upon receipt of such notice.

(d) Each Indemnified Party agrees that it will use reasonable efforts to reduce or eliminate any claim for indemnity pursuant to this Section 10.4, including, subject to applicable law, a change in the funding office of such Indemnified Party; provided, however, that nothing contained herein shall obligate any Indemnified Party to take any action that imposes on such Indemnified Party any material additional costs or imposes material legal or regulatory burdens, nor which, in such Indemnified Party’s reasonable opinion, would have a material adverse effect on its business, operations or financial condition.

(e) If any Indemnified Party receives a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.4 (including by the payment of additional amounts pursuant to this Section 10.4), it shall pay to the Seller an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Indemnified Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Seller, upon the request of such Indemnified Party, shall repay to such Indemnified Party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Indemnified Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the Indemnified Party be required to pay any amount to the Seller pursuant to this clause (e) the payment of which would place the Indemnified Party in a less favorable net after-Tax position than the Indemnified Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Indemnified Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person.

(f) If the Administrative Agent or any Purchaser is entitled to an exemption from or reduction of withholding or backup withholding tax (“Withholding Tax”) with respect to any payments under this Agreement it shall deliver to the Seller, Servicer or Administrative Agent, prior to the Monthly Payment Date and as otherwise prescribed by applicable law, such valid, properly completed and duly executed forms, certificates, and documentation (including Internal Revenue Service Form W-8ECI, W-8BEN, W-8IMY, or W-9 or successor form of the foregoing) prescribed by applicable law or reasonably requested by Seller, Servicer or Administrative Agent as will permit such payments to be made without or at a reduced rate of withholding. The Purchasers shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Administrative Agent or the Seller. The Purchasers agree to hold the Administrative Agent and the Seller harmless from any Withholding Taxes relating to payments by the Seller to the Purchaser or the Administrative Agent.

(g) If a payment made to a Purchaser, Servicer or Administrative Agent hereunder would be subject to U.S. federal Withholding Tax imposed by FATCA if such Purchaser, Servicer or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Service Code, as applicable), such Purchaser, Servicer or Administrative Agent shall deliver to the Seller at the time or times prescribed by law and at such time or times reasonably requested by the Seller, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Service Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with its obligations under FATCA and to determine that such Purchaser, Servicer or Administrative Agent has complied with such Purchaser, Servicer or Administrative Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.”

(m) Clause (v) of the definition of “Eligible Receivable” appearing in Exhibit I to the Receivables Purchase Agreement is amended and restated in its entirety to read as follows:

“(v) which by its terms is due and payable within 70 days of the original billing date therefor and has not had its payment terms extended, provided, however, that not more than 10.0% of the aggregate Outstanding Balance of all Receivables may have terms permitting payment to be made within 71-120 days of the original billing date therefor and still be “Eligible Receivables” so long as their payment terms have not been extended, provided, furthermore, that not more than 5.0% of the aggregate Outstanding Balance of all Receivables may have terms permitting payment to be made more than 120 days after the original billing date therefor and still be “Eligible Receivables” so long as their payment terms have not been extended,”

(n) The following definitions appearing in Exhibit I to the Receivables Purchase Agreement are hereby amended and restated in their entireties to read, respectively, as follows:

“Concentration Limit” means, at any time, for any Obligor, 3.6% of the aggregate Outstanding Balance of all Eligible Receivables after subtracting the Pass Through Reserve, the Warranty Reserve, the Sales-Promotion Reserve and the Price Give Back Accrual, or such other higher amount (a “Special Concentration Limit”) for such Obligor designated by the Administrative Agent; provided, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; provided, further, that any Agent may, upon not less than ten (10) Business Days’ notice to Seller, cancel any Special Concentration Limit. As of March 21, 2014, and subject to cancellation as described above, (i) any Obligor and its Affiliates shall have a Special Concentration Limit equal to 6% of aggregate Outstanding Balance of all Eligible Receivables after subtracting the Pass Through Reserve, the Warranty Reserve, the Sales-Promotion Reserve and the Price Give Back Accrual, so long as such Obligor’s long term debt ratings equal or exceed “BBB-” from Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”) and “Baa3” from Moody’s Investors Service, Inc. (“Moody’s”); and (ii) the Special Concentration Limits of (a) Ford Motor Company and its Affiliates shall be equal to 6.0% of the aggregate Outstanding Balance of all Non-Defaulted Receivables, (b) General Motors Company and its Affiliates shall be equal to 6.0% of the aggregate Outstanding Balance of all Non-Defaulted Receivables, and (c) Uni-Select Inc. and its Affiliates shall be equal to 4.5% of the aggregate Outstanding Balance of all Eligible Receivables after subtracting the Pass Through Reserve, the Warranty Reserve, the Sales-Promotion Reserve and the Price Give Back Accrual.

“CP Costs” means, for each day, (A) for Liberty Street, the cost (as determined by the Liberty Street Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Pooled Commercial Paper maturing on dates other than those on which corresponding funds are received by Liberty Street, other borrowings by Liberty Street (other than under any commercial paper program support agreement) and any other costs associated with the issuance of Pooled Commercial Paper) of or related to the issuance of Pooled Commercial Paper, including, without limitation, all discount or yield accrued thereon, that are allocated, in whole or in part, by Liberty Street or the Liberty Street Agent to fund or maintain its Purchaser Interests on such day and (B) for Chariot, an amount equal to (i) the product of (x) the Daily/90 Day LIBOR Rate in respect of such day, and (y) the aggregate Capital associated with each Purchaser Interest that shall have been funded by Chariot with the issuance of Commercial Paper, divided by (ii) 360. If Seller shall request any Incremental Purchase during any period of time determined by the applicable Conduit Agent (other than the Conduit Agent for Chariot) in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by such Conduit in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining the CP Costs applicable only to such special pool and charged each day during such period against such Capital in lieu of the CP Costs described in the previous sentence. All CP Costs shall be allocated to the Capital of each Conduit under this Agreement in accordance with the provisions of Section 3.1.

“LIBO Rate” means:

(A) with respect to the Chariot Group, for each day during the relevant Tranche Period, the rate per annum equal to the sum of (i) the Daily/90 Day LIBOR Rate for such day (or if such day is not a Business Day, then the immediately preceding Business Day), plus (ii) 2.50% per annum;

(B) with respect to the Liberty Street Group, the rate per annum equal to the sum of (i) (a) the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for deposits in U.S. dollars appearing on Reuters Screen LIBOR01 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of the relevant Tranche Period, and having a maturity equal to such Tranche Period, provided that, (I) if Reuters Screen LIBOR01 is not available to a Co-Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable London interbank offered rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (II) if no such London interbank offered rate is available to a Co-Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by such Co-Agent to be the rate at which such Co-Agent offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against such Co-Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) 2.50% per annum; or

(C) with respect to the Wells Fargo Group, for each day during the relevant Tranche Period, the rate per annum equal to the sum of (i) LMIR as of 11:00 a.m. (London time) on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus (ii) the Wells Fargo Margin.

The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

“Liquidity Termination Date” means March 20, 2015.

“LMIR” means, for any day, the three-month “Eurodollar Rate” for U.S. Dollar deposits as reported on the Reuters Screen LIBOR01 Page (or such page as may replace Reuters Screen LIBOR01 Page).

“Overconcentration Amount” means, at any time, the aggregate for all Obligors of the sum, with respect to each Obligor, of the excess, if any, of (a) the aggregate Outstanding Balance of all Eligible Receivables of such Obligor and its Affiliates, after subtracting the Pass-Through Reserve, the Warranty Reserve and the Price Give-Back Accrual, in each case, allocated to the Receivables of such Obligor and its Affiliates, if any, over (b) the Concentration Limit for such Obligor and its Affiliates.

“Sanctioned Person” means, at any time, (a) any Person listed in any publicly available Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

(o) Exhibit I to the Receivables Purchase Agreement is hereby amended by inserting the following new defined terms, in appropriate alphabetical order, therein:

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act and any similar foreign law, rule or regulation of any jurisdiction applicable to the Seller Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Daily/90 Day LIBOR Rate” shall mean, for any day, a rate per annum equal to the three month London-Interbank Offered Rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time in accordance with its customary practices for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) on such day or, if such day is not a Business Day in London, the immediately preceding Business Day in London. In the event that such rate is not available on any day at such time for any reason, then the “Daily/90 Day LIBOR Rate” for such day shall be the rate at which three month U.S. Dollar deposits of $5,000,000 are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on such day; and if the Administrative Agent is for any reason unable to determine the Daily/90 Day LIBOR

Rate in the foregoing manner or has determined in good faith that the Daily/90 Day LIBOR Rate determined in such manner does not accurately reflect the cost of acquiring, funding or maintaining a Purchaser Interest, then the “Daily/90 Day LIBOR Rate” for such day shall be the Prime Rate.

“Excluded Taxes” means (i) net income taxes, franchise taxes (imposed in lieu of net income taxes) and backup withholding taxes, in each case imposed on any Purchaser or the Administrative Agent as a result of a present or former connection between such Purchaser (including any applicable lending office or by virtue of principal office, organization or incorporation) or the Administrative Agent and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Purchaser’s or the Administrative Agent’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (i) above, (iii) any Taxes that result from a Purchaser’s failure to comply with the requirements of Section 10.4(f), (iv) in the case of any Non-U.S. Purchaser, any withholding Taxes that are imposed on amounts payable to such Non-U.S. Purchaser pursuant to a law in effect at the time such Non-U.S. Purchaser becomes a party to this Agreement or such Non-U.S. Purchaser changes the applicable lending office with respect to this Agreement and (v) any Taxes under FATCA.

“FATCA” means Section 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from taxes under such Sections, regulations and interpretations) any agreements entered into pursuant to section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Non-Defaulted Receivable” means a Receivable which remains unpaid for less than 91 days after the original due date for such payment and which is not a Charged-Off Receivable.

“Other Connection Taxes” shall mean with respect to any Indemnified Party, Taxes imposed as a result of a present or former connection between such Indemnified Party and the jurisdiction imposing such Tax (other than connections arising from such Indemnified Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or assigned any portion of its Purchaser Interests).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Purchase Deficit” has the meaning set forth in Section 4.6.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

(p) Exhibit I to the Receivables Purchase Agreement is hereby amended by deleting in its entirety the defined terms “Daily/30 Day LIBOR Rate” and “Advance Ineligibles”.

(q) Schedule A to the Receivables Purchase Agreement is amended and restated in its entirety as set forth on Schedule A hereto. From and after the date hereof, each reference to “Schedule A” in the Receivables Purchase Agreement shall mean and be a reference to Schedule A attached hereto.

3. Certain Representations. In order to induce the Agents and the Purchasers to enter into this Amendment, each of the Seller Parties hereby represents and warrants to the Agents and the Purchasers that (a) both immediately before and immediately after giving effect to the amendments contained in Section 2 hereof, no Amortization Event or Potential Amortization Event exists and is continuing as of the date hereof, (b) the Receivables Purchase Agreement, as amended hereby, constitutes the legal, valid and binding obligation of such Seller Party enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law and (c) each of such Seller Party’s representations and warranties contained in the Receivables Purchase Agreement is true and correct as of the date hereof as though made on such date (except for such representations and warranties that speak only as of an earlier date).

4. Effective Date. This Amendment shall become effective as of the date first above written (the “Effective Date”) upon (a) receipt by the Administrative Agent of counterparts of this Amendment, duly executed by each of the parties hereto, and consented to by the Performance Guarantor in the space provided below, (b) receipt by the Administrative Agent of counterparts to the Thirteenth Amended and Restated Fee Letter of even date herewith (the “Fee Letter”), duly executed by the Agents and the Seller and (c) receipt by each of Chariot, the Liberty Street Agent and Wells Fargo of the Amendment Fee payable to it under (and as defined in) the Fee Letter.

5. Ratification. Except as expressly modified hereby, the Receivables Purchase Agreement is hereby ratified, approved and confirmed in all respects.

6. References to Receivables Purchase Agreement. From and after the Effective Date, each reference in the Receivables Purchase Agreement to “this Agreement”, “hereof”, or “hereunder” or words of like import, and all references to the Receivables Purchase Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Receivables Purchase Agreement, as amended by this Amendment.

7. Costs and Expenses. The Seller agrees to pay all reasonable costs, fees, and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agents, including Sidley Austin LLP) incurred by the Agents in connection with the preparation, execution and enforcement of this Amendment.

8. CHOICE OF LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Amendment shall be effective as delivery of a manually executed counterpart of this Amendment.

10. Amendment of Second Lien Receivables Purchase Agreement. The Purchasers and Co-Agents hereby authorize and direct JPMorgan, in its capacity as First Lien Agent under the Intercreditor Agreement, to execute and consent to the amendment of the Second Lien Receivables Purchase Agreement in the form attached as Schedule I hereto. The parties hereto acknowledge and agree that JPMorgan, as First Lien Agent, shall be entitled to the rights and benefits of Article XI of the Receivables Purchase Agreement in connection with the execution of such amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CHARIOT FUNDING LLC (as successor by merger to Falcon Asset Securitization Company LLC) as Conduit and a Committed Purchaser

By: JPMorgan Chase Bank, N.A., Its Attorney-in-Fact

By:	/s/ JOHN KUHNS
Name:	John Kuhns
Title:	Executive Director

JPMORGAN CHASE BANK, N.A., as Chariot Agent and as Administrative Agent

By:	/s/ JOHN KUHNS
Name:	John Kuhns
Title:	Executive Director

Signature Page to

Amendment No. 4 to Third Amended and Restated Receivables Purchase Agreement

(Tenneco Automotive RSA Company)

THE BANK OF NOVA SCOTIA, as a Committed Purchaser and as Liberty Street Agent

By:	/s/ KIMBERLY SNYDER
Name:	Kimberly Snyder
Title:	Director

Signature Page to

Amendment No. 4 to Third Amended and Restated Receivables Purchase Agreement

(Tenneco Automotive RSA Company)

LIBERTY STREET FUNDING LLC

By:	/s/ FRANK B. BILOTTA
Name:	Frank B. Bilotta
Title:	Vice President

Signature Page to

Amendment No. 4 to Third Amended and Restated Receivables Purchase Agreement

(Tenneco Automotive RSA Company)

WELLS FARGO BANK, N.A., as a Committed Purchaser and as Wells Fargo Agent

By:	/s/ MICHAEL J. LANDRY
Name:	Michael J. Landry
Title:	Vice President

ACKNOWLEDGED AND CONSENTED TO:

WELLS FARGO BANK, N.A.,as Second Lien Agent

By:	/s/ MICHAEL J. LANDRY
Name:	Michael J. Landry
Title:	Vice President

Signature Page to

Amendment No. 4 to Third Amended and Restated Receivables Purchase Agreement

(Tenneco Automotive RSA Company)

TENNECO AUTOMOTIVE RSA COMPANY, a Delaware corporation

By:	/s/ JOHN E. KUNZ
Name:	John E. Kunz
Title:	President and Treasurer

TENNECO AUTOMOTIVE OPERATING COMPANY INC., a Delaware corporation

By:	/s/ GARY SILHA
Name:	Gary Silha
Title:	Assistant Treasurer

By its signature below, the undersigned hereby consents to the terms of the foregoing Amendment, confirms that its Performance Undertaking remains unaltered and in full force and effect and hereby reaffirms, ratifies and confirms the terms and conditions of its Performance Undertaking:

TENNECO INC., a Delaware corporation

By:	/s/ JOHN E. KUNZ
Name:	John E. Kunz
Title:	Vice President, Treasurer and Tax

Signature Page to

Amendment No. 4 to Third Amended and Restated Receivables Purchase Agreement

(Tenneco Automotive RSA Company)

SCHEDULE A

COMMITMENTS OF COMMITTED PURCHASERS

GROUP	COMMITTED PURCHASER	COMMITMENT
Chariot Group	Chariot Funding LLC	$57,120,000
Liberty Street Group	The Bank of Nova Scotia, New York Agency	$44,880,000
Wells Fargo Group	Wells Fargo Bank, N.A.	$10,000,000

SCHEDULE I

SECOND LIEN RECEIVABLES PURCHASE AGREEMENT

(See Slot Amendment)